EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2007 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record Highs

BEDFORD, Mass, (November 6, 2007) — Hologic, Inc. (NASDAQ: HOLX), a diversified diagnostic and medical product and device company dedicated to serving the healthcare needs of women, today announced its results for the quarter and year ended September 29, 2007.

Highlights of the quarter include:

•	Record revenues of $202.6 million.

•	Record earnings of $32.1 million.

•	Record 351 Selenia full field digital mammography systems installed and recognized as revenue.

•	Record backlog of $240.6 million.

•	Cash balance increases to $100.4 million.

•	Acquisition of BioLucent’s MammoPad completed on September 18, 2007 contributes $0.8 million of revenue.

Fourth quarter fiscal 2007 revenues totaled $202,564,000, a 31% increase when compared to revenues of $154,055,000 in the fourth quarter of fiscal 2006. For the fourth quarter of fiscal 2007, Hologic reported net income of $32,110,000, or $0.58 per diluted share, compared with a net loss of $1,473,000, or $0.03 per diluted share, in the fourth quarter of fiscal 2006. The improvement in quarterly earnings primarily reflects the increase in product sales of Selenia™ full-field digital mammography systems in the current quarter as compared to the fourth quarter of fiscal 2006. Included in the fourth quarter of fiscal 2006 results was a charge of $15.1 million attributable to the in-process research and development costs related to the R2 and Suros acquisitions and a gain of $5.1 million from the sale of intellectual property. Included in the current quarter’s results are the operations of (i) AEG Elektrofotografie (“AEG”), acquired on May 2, 2006, (ii) R2 Technology, Inc. (“R2”), acquired on July 13, 2006, (iii) Suros Surgical Systems, Inc. (“Suros”), acquired on July 27, 2006, and (iv) BioLucent, Inc. (“BioLucent”), acquired on September 18, 2007.

The Company’s non-GAAP adjusted net income for the fourth quarter of fiscal 2007 increased 153% to $35.9 million compared to the Company’s non-GAAP adjusted net income of $14.2 million in the fourth quarter of fiscal 2006. The Company’s fiscal 2007 fourth quarter non-GAAP adjusted net income excludes the following:

•	a $3.9 million charge to operating expenses to amortize the intangible assets acquired from AEG, BioLucent, Fischer, R2, and Suros; and

•	a $1.4 million charge for stock-based compensation expense.

Non-GAAP adjusted net income is a non-GAAP financial measure. A reconciliation of this adjusted net income to the Company’s net income for the fourth quarters of fiscal 2007 and 2006 is set forth in the supplemental disclosure schedule attached to this press release. The Company believes this non-GAAP measure is useful to investors in comparing the results of operations in fiscal 2007 to the comparable period in fiscal 2006 by eliminating certain of the more significant effects of the acquisitions that took place in fiscal 2006, as well as the Company’s non-cash compensation expense associated with its stock option and other equity awards. Management uses this non-GAAP financial measure for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income prepared in accordance with GAAP.

For the twelve months ended September 29, 2007, revenues increased 60%, to $738,368,000 compared to revenues of $462,680,000 in the twelve months ended September 30, 2006. For the twelve months ended September 29, 2007, Hologic recognized net income of $94,578,000, or $1.72 per diluted share, compared with net income of $27,423,000, or $0.56 per diluted share, for the comparable twelve-month period in fiscal 2006. As set forth in the attached reconciliation table, the Company’s non-GAAP adjusted net income for fiscal 2007 increased 121% to $110.4 million compared to the Company’s non-GAAP adjusted net income of $49.9 million in fiscal 2006.

During the fourth quarter, Hologic recognized as revenue the sale of 351 Selenia full-field digital mammography systems. At September 29, 2007, the Company’s backlog for orders of Selenia was 589 systems, and total backlog for all products was $241 million.

“We are very pleased to report record revenues and earnings for the fourth quarter and full 2007 fiscal year,” said Jack Cumming, Chief Executive Officer. “Once again, our strong performance is primarily due to the continued increase in sales of Selenia, our full field digital mammography system. A combination of superior technology and increased market demand for newer digital products is fueling our growth. On October 22, 2007, we completed our merger with Cytyc Corporation, creating a global leader in women’s healthcare. This marks a new chapter in the history of our company. By combining our products and technologies, we expect to drive enhanced growth and value creation. Management’s focus for the coming fiscal year will be to execute our business strategy, to deliver anticipated growth from our acquisitions and to continue to invest in innovation.”

Beginning in fiscal 2006, the Company combined its previously reported mammography and digital detector operating segments to better reflect how the Company views its operations and manages its business. Since fiscal 2006, the primary function of the digital detector business is to support the Company’s mammography product line.

The Company has three reporting segments: Mammography/Breast Care, Osteoporosis Assessment and All Other. The AEG operation is included in All Other and the BioLucent, R2 and Suros operations are included in Mammography/Breast Care.

Fourth quarter financial overview by segment:

•

Mammography/Breast Care revenues increased 45% to $165,102,000 for the fourth quarter of fiscal 2007 from $114,198,000 for the same period in fiscal 2006. This increase was primarily due to continued increasing sales of Selenia together with R2 CAD software and to a lesser extent, the growth in our service and Suros operations. Operating income for this business segment in the fourth quarter of fiscal 2007 increased to $46,632,000 compared to operating income of $6,435,000 in the fourth quarter of fiscal 2006. The 2006 results include a $15.1 million write-off of in-process R&D and a gain of $5.1 million from the sale of intellectual property. The remaining increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increased product sales. Mammography/Breast Care costs and expenses in the fourth quarters of fiscal 2007 and 2006 included $1,151,000 and $1,091,000, respectively, of stock-based compensation.

•

Osteoporosis assessment revenues decreased to $15,088,000 for the fourth quarter of fiscal 2007 from $19,195,000 for the same period in fiscal 2006. This decrease was primarily due to a reduction in the number of bone densitometry systems sold in the U.S. as a direct result of decreases in reimbursement and a slight shift to lower-end bone densitometry systems with lower average selling prices. Operating income for this business segment in the fourth quarter of fiscal 2007 was $254,000 compared to operating income of $1,658,000 in the fourth quarter of fiscal 2006 reflecting a shift to more systems with fewer features, lower selling prices and earning lower gross margins which was offset in part by lower operating expenses. Osteoporosis assessment costs and expenses in the fourth quarters of fiscal 2007 and 2006 included $195,000 and $364,000, respectively, of stock-based compensation.

•

All other revenues, which includes the Company’s AEG, mini C-arm, extremity MRI, conventional general radiography service and digital general radiography systems businesses, increased 8% to $22,374,000 for the fourth quarter of fiscal 2007 from $20,661,000 for the same period in fiscal 2006. The increase in revenues was primarily due to an increase in the number of mini C-arm systems sold in the current quarter. The operating loss for this business segment in the fourth quarter of fiscal 2007 was $388,000 compared to an operating loss of $533,000 in the fourth quarter of fiscal 2006. Costs and expenses for this business segment in the fourth quarters of fiscal 2007 and 2006 include $67,000 and $57,000, respectively, of stock-based compensation.

Hologic completed its merger with Cytyc Corporation (Nasdaq: CYTC) on October 22, 2007. At closing, Hologic borrowed $2.35 billion under a credit agreement to fund the acquisition and related transaction costs. The results of Cytyc’s quarter ended September 30, 2007 are not included in the attached financials. Included below are select financial and operational results of Cytyc on a stand-alone basis.

Cytyc’s revenue for the quarter ended September 30, 2007, rose 22% to $187.7 million compared to revenue of $154.3 million for the same period of 2006 and issued approximately 66 million shares of Common Stock. As of the close of business on November 2, 2007, Hologic had 122,350,318 shares (basic) of Common Stock outstanding.

Reported operating income for the quarter was $53.6 million, which includes charges of approximately $11.6 million related to settlement costs and costs associated with the Cytyc merger.

Highlights of Cytyc’s quarter ended September 30, 2007 include:

•	Domestic surgical products revenue increased 24% over the same period of 2006 to $65.7 million, representing 35% of total Cytyc revenue.

•	International revenue increased 32% over the same period of 2006 to $22.7 million.

•

Domestic diagnostic products revenue increased 18% to $99.3 million, driven by a strong quarter for prenatal products and a 25% increase in ThinPrep® Imaging System revenue over the fourth quarter of 2006.

•	As of September 30, 2007, Cytyc had repaid the remaining balance of $55.2 million borrowed under its line of credit, ending the quarter with a cash balance of $89.8 million.

•	Quest’s ThinPrep Imaging system pilot concluded and a phased deployment commenced.

•

The Company shipped the first two revenue generating Cellient™ Automated Cell Block Systems. The Cellient instrument is a fully automated system that allows individual cells or small tissue samples to be process for histological examination.

The following table sets forth Cytyc’s revenue by division:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
	($ in millions)			($ in millions)
Domestic Diagnostic Products	$99.3	$84.0	18%	$288.8	$248.8	16%
Domestic Surgical Products	65.7	53.0	24%	190.8	147.7	29%
International	22.7	17.3	32%	65.8	48.7	35%

Total Cytyc Revenue	$187.7	$154.3	22%	$545.4	$445.2	23%

In October 2007, TriPath Imaging, Inc. and Cytyc settled their ongoing patent infringement dispute in which TriPath asserted that Cytyc’s ThinPrep Imaging System infringed TriPath’s patents, and Cytyc asserted that TriPath’s patents were either invalid or non-infringed. Under the terms of the agreement, Cytyc made an upfront payment and will pay TriPath an on-going royalty for a license under certain TriPath’s patents. The two parties have also agreed to a non-royalty bearing cross-license of other patents held by each company. The agreement resolves all pending litigation between the parties, and permits Cytyc to continue making, using and selling the ThinPrep Imaging System. Both TriPath and Cytyc are satisfied with the settlement reached, and the parties have agreed that the terms of the settlement shall remain confidential. Further, Cytyc does not believe that the settlement will have a material affect on its business, financial position or results of operations.

Hologic’s management will host a conference call today at 9:00 a.m. (Eastern) to discuss fourth quarter and fiscal 2007 operating results. Interested participants may listen to the call by dialing 800-311-8845 or 913-981-4905 for international callers and referencing code 4644467 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through November 9, 2007 at 888-203-1112 or 719-457-0820 for international callers, access code 4644467. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted in the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.

Hologic, Inc. is a diversified diagnostic and medical product and device company dedicated to serving the healthcare needs of women. Historically, we have developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, we completed our business combination with Cytyc Corporation, a company that develops, manufactures and markets a complementary product line covering a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, and radiation treatment of early-stage breast cancer. As a result of our business combination with Cytyc, we have become one of the largest companies in the world focused on creating innovative and clinically effective advanced technologies in women’s health.

For more information visit www.hologic.com.

Hologic, Cytyc, Suros, BioLucent, MammoPad and ThinPrep are registered trademarks and Selenia and R2 are trademarks of the Company.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; and expectations regarding future growth and value creation. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period.

Hologic has recently acquired AEG Elektrofotografie, R2 Technologies, Suros Surgical Systems, BioLucent, Inc. and Cytyc Corporation, and prior to Hologic’s acquisition of Cytyc, Cytyc had recently acquired Adiana, Inc. and Adeza BioMedical Corp. Risks and uncertainties relating to these acquisitions could cause actual results to materially differ from those contemplated by the forward-looking statements. Such risks and uncertainties include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations, particularly in respect of the acquisition of AEG, which has headquarters in Germany and operates a manufacturing facility in China; financing risks associated with its acquisition of Cytyc, including risks associated with the Company’s significant debt incurred in financing that transaction, and the Company’s related obligations to meet financial covenants and payment obligations under the Company’s financing arrangements, the restrictive covenants that may limit the Company’s ability to engage in advantageous transactions and other risks generally associated with the incurrence of substantial leverage and the limitations resulting from such financing.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of its digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully complete or manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; expenses and uncertainties relating to litigation; use and protection of intellectual property; technical innovations that could render products marketed or under development by the Company obsolete; competition; reimbursement policies for the use of the Company’s products and products under development; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	September 29, 2007	September 30, 2006
CURRENT ASSETS:
Cash and cash equivalents	$100,403	$29,923
Accounts receivable, net	152,743	108,566
Inventories	105,289	93,477
Deferred income tax asset	29,356	50,944
Prepaid expenses and other current assets	11,389	7,112

Total current assets	399,180	290,022

Property and equipment, net	69,769	61,723
Intangible assets, net	174,361	158,161
Goodwill, net	407,528	341,994
Other assets, net	15,511	4,305

	$1,066,349	$856,205

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 29, 2007	September 30, 2006
CURRENT LIABILITIES:
Accounts payable	$42,289	$26,443
Accrued expenses	95,899	59,012
Line of credit	—	55,000
Short term loan	1,977	2,921
Deferred revenue	45,769	30,903

Total current liabilities	185,934	174,279

Note payable net of current portion	9,222	6,163
Deferred service obligations - long term	10,604	9,155
Deferred tax liabilities – long term	54,866	60,858

Total long term liabilities	74,692	76,176

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 300,000 shares Issued – 55,150 and 52,645 shares, respectively	551	526
Capital in excess of par value	634,029	532,255
Retained earnings	168,453	73,875
Accumulated other comprehensive income (loss)	4,123	(442)
Treasury stock, 107 and 90 shares, respectively, at cost	(1,433)	(464)

Total stockholders’ equity	805,723	605,750

	$1,066,349	$856,205

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
REVENUES	$202,564	$154,055	$738,368	$462,680

COSTS AND EXPENSES (1):

Cost of revenues	102,326	86,232	381,777	264,364
Cost of revenues – amortization of intangible assets	2,688	2,670	11,024	4,784
Research and development	11,263	10,006	44,484	28,294
Selling and marketing	23,185	21,072	84,845	55,910
General and administrative	15,164	15,395	62,902	42,551
Amortization of acquired intangible assets	1,440	1,113	5,584	1,631
Net proceeds on sale of intellectual property	—	(5,093)	—	(5,093)
Acquired in-process research and development	—	15,100	—	19,900

	156,066	146,495	590,616	412,341

Income from operations	46,498	7,560	147,752	50,339

Interest income	1,186	628	2,815	4,082
Interest and/other income (expense), net	47	(661)	(2,078)	(1,198)

Income before provision for income taxes	47,731	7,527	148,489	53,223

Provision for Income Taxes	15,621	9,000	53,911	25,800

Net income (loss)	$32,110	$(1,473)	$94,578	$27,423

Net income per common and common equivalent share:
Basic	$0.59	$(0.03)	$1.77	$0.59

Diluted	$0.58	$(0.03)	$1.72	$0.56

Weighted average number of common shares outstanding:
Basic	54,006	50,933	53,436	46,512

Diluted	55,171	50,933	54,834	48,620

___________
(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$165	$169	$695	$481
Research and development	206	212	828	519
Selling and marketing	92	120	602	351
General and administrative	950	1,011	3,979	2,600

	$1,413	$1,512	$6,104	$3,951

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(in thousands)

	Three Months Ended September 29, 2007				Three Months Ended September 30, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$202,564	—		$202,564	$154,055	—		$154,055

Costs and Expenses:
Cost of revenues	102,326	(165	)(1)	102,161	86,232	(169	)(1)	86,063

Cost of revenues – amortization of intangible assets	2,688	(2,460	)(2)	228	2,670	(2,442	)(2)	228

Research and development	11,263	(206	)(1)	11,057	10,006	(212	)(1)	9,794

Selling and marketing	23,185	(92	)(1)	23,093	21,072	(120	)(1)	20,952

General and administrative	15,164	(950	)(1)	14,214	15,395	(1,011	)(1)	14,384
Amortization of acquired intangible assets	1,440	(1,440	)(2)	—	1,113	(1,113	)(2)	—
Net gain on sale of intellectual property					(5,093)	5,093	(3)	—
Charge for in-process research and development	—	—		—	15,100	(15,100	)(4)	—

	156,066	(5,313)		150,753	146,495	(15,074)		131,421

Income from operations	46,498	5,313		51,811	7,560	15,074		22,634
Interest income	1,186	—		1,186	628	—		628
Interest and other income (expense), net	47	—		47	(661)	—		(661)

Income before provision for income taxes	47,731	5,313		53,044	7,527	15,074		22,601

Provision for income taxes	15,621	1,482	(6)	17,103	9,000	(585	)(7)	8,415

Net income (loss)	$32,110	$3,831		$35,941	$(1,473)	$15,659		$14,186

(1) – (7) see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

(in thousands)

	Twelve Months Ended September 29, 2007				Twelve Months Ended September 30, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$738,368	—		$738,368	$462,680	—		$462,680

Costs and Expenses:
Cost of revenues	381,777	(695	)(1)	381,082	264,364	(481	)(1)	263,883
Cost of revenues – amortization of intangible assets	11,024	(10,113	)(2)	911	4,784	(3,873	)(2)	911
Research and development	44,484	(828	)(1)	43,656	28,294	(519	)(1)	27,775
Selling and marketing	84,845	(602	)(1)	84,243	55,910	(351	)(1)	55,559
General and administrative	62,902	(3,979	)(1)	58,923	42,551	(2,600	)(1)	39,951
Amortization of acquired intangible assets	5,584	(5,584	)(2)	—	1,631	(1,631	)(2)	—
Net gain on sale of intellectual property					(5,093)	5,093	(3)	—
Charge for in-process research and development	—	—		—	19,900	(19,900	)(5)	—

	590,616	(21,801)		568,815	412,341	(24,262)		388,079

Income from operations	147,752	21,801		169,553	50,339	24,262		74,601
Interest income	2,815	—		2,815	4,082	—		4,082
Interest and other income (expense), net	(2,078)	—		(2,078)	(1,198)	—		(1,198)

Income before provision for income taxes	148,489	21,801		170,291	53,223	24,262		77,485

Provision for income taxes	53,911	5,965	(6)	59,876	25,800	1,752	(8)	27,552

Net income	$94,578	$15,836		$110,415	$27,423	$22,510		$49,933

(1) – (8) see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(in thousands)

The Company has provided net income on a non-GAAP basis for the fourth quarter of fiscal 2007 and 2006 excluding acquisition related charges and stock compensation expense. A reconciliation of this non-GAAP financial measure to the Company’s net income (loss) for the fourth quarter of fiscal 2007 and 2006 is set fourth in the supplemental schedule above. The Company believes that this non-GAAP measure is useful to investors in comparing the results of operations in the fourth quarter of fiscal 2007 to the comparable period in fiscal 2006 by eliminating certain of the more significant effects of the acquisitions that took place in fiscal 2006, as well as the Company’s non-cash compensation expense associated with its stock option and other equity awards. Management uses this non-GAAP financial measure for this purpose, and these amounts are also excluded by the Company when calculating compliance with the Company’s financial covenants under its credit facility. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income (loss) prepared in accordance with GAAP.

(1)	To exclude the impact of stock based compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective September 25, 2005, Hologic adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years’ financial statements. For the three months ended September 29, 2007 and September 30, 2006, the total pre-tax expense for all stock based compensation expense in accordance with SFAS No. 123R was $1,413 and $1,512, respectively and for the twelve months ended September 29, 2007 and September 30, 2006 was $6,104 and $3,951, respectively.

(2)	To exclude the ongoing, non-cash amortization of the intangible assets acquired during fiscal 2006 and 2007.

(3)	To exclude the net reduction in operating expenses resulting from the sale of Mammotest intellectual property acquired from Fischer Imaging to Siemens for $6,500 less an impairment charge of $1,400 to the carrying value of the underlying technology.

(4)	To exclude non-cash expense associated with writing off the acquired in-process research and development related to the acquisition of R2 and Suros of $15,100 in the fourth quarter of fiscal 2006.

(5)	To exclude the non-cash expense associated with the writing off of acquired in-process research and development related to the acquisition of the Fischer Imagining intellectual property, AEG, R2 and Suros during fiscal 2006.

(6)	To reflect the tax effect at an estimated effective rate of 38% of adjustment (2) above.

(7)	To reflect the tax effect at an estimated effective rate of 38% of adjustments (2) and (3) above.

(8)	To reflect the tax effects at an estimated effective rate of 38% of adjustments (2), (3) and the $4,200 write off of in- process research and development related to acquisition of Fisher Imaging intellectual property.